Exhibit 99.1
April 5, 2007
Altra Holdings, Inc. Announces Successful Completion of its
Acquisition of TB Wood’s Corporation
Quincy, Massachusetts — Altra Holdings, Inc. (NASDAQ: AIMC) today announced that it has completed its acquisition of TB Wood’s Corporation (“TB Wood’s”) pursuant to a short form merger in which Forest Acquisition Corporation, a subsidiary of Altra, was merged with and into TB Wood’s, resulting in TB Wood’s becoming a wholly-owned subsidiary of Altra. Altra had previously announced the acquisition of approximately 95% of TB Wood’s outstanding common stock pursuant to a cash tender offer. In connection with the merger, all remaining outstanding shares of TB Wood’s common stock (other than those held by shareholders who properly perfect dissenters’ rights under Delaware law), were converted into the right to receive the same $24.80 cash price per share paid in the tender offer (net to the holder without interest and less any required withholding taxes).
In connection with the acquisition of TB Wood’s, Altra also announced that its wholly-owned subsidiary Altra Industrial Motion, Inc. had completed a follow-on offering of an aggregate of $105,000,000 of its existing 9% senior secured notes due 2011 and entered into an amendment to its existing credit facility. Proceeds from the follow-on notes offering and borrowings under the amended credit facility, as well as cash on hand, were used to fund the acquisition.
About Altra Holdings and Altra Industrial Motion
Altra Industrial Motion, Inc., a subsidiary of Altra Holdings, Inc., is a leading multinational designer, producer and marketer of a wide range of electromechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork Warner Linear and TB Wood’s.
Contacts:
David Wall
Chief Financial Officer
Altra Holdings Inc.
14 Hayward Street
Quincy, MA 02171

Phn:	617-689-6380
Fax:	617-689-6202
E-Mail:	david.wall@altramotion.com